Exhibit 10.1

04/17/2024

Private and Confidential

Thomas Timko

Delivered via e-mail

Dear Tom,

As a result of our conversations and the time you spent speaking to our team, we are pleased to offer you the position of Executive Vice President, Chief Financial Officer at Diebold Nixdorf, Inc. (“Diebold Nixdorf” or the “Company”), reporting to me. Your employment will be based out of Michigan (Remote) and begin on a mutually agreed upon start date. The grade level for this position is Grade 85. We ask that you confirm your acceptance of this offer and return the signed offer letter within three (3) days. Your starting base annual salary for this position will be $685,000, with annual increases as approved by our Board of Directors. You will be paid biweekly in accordance with the Company’s normal payroll practices.

BONUS

Effective in 2024 you will be eligible to participate in the Annual Incentive Plan (AIP), subject to the terms and conditions of such plan. Your incentive target will be 120% of your base annual salary. Your award for 2024 will be based on actual performance, determined as if you were employed for full year 2024 and not prorated based on your hire date. The Plan will be reviewed annually and may be amended to the discretion of Diebold Nixdorf. The awards are generally paid to participants by March of each year for the previous fiscal year. Plan details will be made available to you upon your commencement of employment.

LONG-TERM INCENTIVE

Beginning in 2024, you will also be eligible to participate in the long-term incentive program in the amount of 300% of your base annual salary. The participation is linked to the global long-term incentive plan called the “Diebold Nixdorf, Incorporated 2023 Equity and Performance Incentive Plan” and subject to the terms and conditions of such Plan which is subject to change at the discretion of the board of directors, and to your award agreements.

SIGN ON BONUS AND ONE-TIME RESTRICTED STOCK UNIT AND PRICE-VESTED OPTION GRANT

You will also receive a one-time signing bonus in the amount of $600,000 payable 50% upon hire and 50% payable in January 2025. It is understood that if you voluntarily resign or are dismissed for cause within 12 (twelve) months of each payable date, you will be required to repay the portion of the signing bonus which has been paid. In addition, you will also receive a one-time grant of 18,783 restricted stock units which vest in fourths on the anniversary of the grant date for four years and 93,916 price-vested options vesting 100% on the fourth anniversary of the grant date. The terms of the grant will be evidenced on an award agreement and the award terms would be consistent with those for other executives. All subsequent awards shall be awarded pursuant to the Company’s shareholder-approved equity plan in effect at the time of the awards.

SEVERANCE BENEFITS

You are eligible to participate in the Senior Leadership Severance Plan as a Grade 85 Executive and the benefits under the Senior Leadership Severance Plan amended and restated effective November 7, 2018, shall be the only severance benefits you shall be entitled to receive.

CHANGE IN CONTROL BENEFITS

You shall be eligible to participate in the Company’s Change in Control (CIC) program on terms commensurate with similarly situated executives, as determined by the Board in its sole discretion. A copy of the CIC Agreement is attached to this offer letter and shall be executed by you with the execution of this offer letter.

VACATION AND OTHER BENEFITS

Per Company policy, you will be eligible for 4 vacation weeks per calendar year. The amount of vacation you will be eligible for in 2024 will be dependent on your start date and pro-rated accordingly. The use of such vacation is subject to the terms and conditions of the Company’s vacation policy in effect at any given time. In addition, you will receive company paid holidays.

Diebold Nixdorf offers an extensive employee benefit program. Choices exist for employees and their dependents in medical, dental, vision, life, and disability insurance. In addition, you will be automatically enrolled in the Savings and Investment Plan (401(k)), but may choose to opt out of this benefit at any time. This plan provides the opportunity to defer a portion of your pay and receive a Company match.

The specific benefits available to you, and the eligibility requirements for such benefits, are governed by the terms and conditions of the applicable plan documents. Employee contributions are required to participate in certain plans and programs. More information regarding the benefit plans and programs will be provided to you prior to your benefit enrollment period. Diebold Nixdorf’s benefit plans and programs are subject to amendment, modification, or termination by the Company, with or without notice to you.

CLAWBACK POLICY

Notwithstanding anything in this offer to the contrary, you acknowledge and agree that any compensation described herein is subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company at any point may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this offer letter and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Diebold Nixdorf 350 Orchard Ave NE P.O. Box 3077 North Canton, OH 44720 Phone +1 330 490-4000

CONDITIONS OF EMPLOYMENT

As a condition of employment, you will be required to sign Diebold Nixdorf’s Conditions of Employment which contain terms governing your employment relationship with Diebold Nixdorf including your use and protection of Diebold Nixdorf confidential information and trade secrets. This document also will contain restrictions on your ability to solicit customers and employees and will contain a restriction on your ability to work for a competitor during, and after, your employment with Diebold Nixdorf.

This offer is also contingent upon (1) a background check to be conducted, the results of which are satisfactory to the Company, and (2) completion of a pre-employment drug screen, the results of which are negative. On your first day of work, you must provide Diebold Nixdorf with document(s) to establish your identity and employment eligibility. A list of acceptable documents for establishing your identity and employment eligibility for I-9 purposes will be provided to you.

We hope your employment with us will be a mutually rewarding and enriching experience; however, your employment with Diebold Nixdorf is “at-will” which means that either you or the Company may end your employment with Diebold Nixdorf at any time, with or without a reason. Further, nothing in this letter or any other verbal or written communication to you creates or constitutes a contract for employment.

It is Diebold Nixdorf’s policy to respect the trade secrets, confidential and proprietary information of its competitors and we expect them to do the same. Diebold Nixdorf does not want, and you are not to provide to it, any confidential, trade secret or proprietary information obtained from your current or any past employer, or any other entity or person. If it is later discovered that you are or may be prohibited from working for Diebold Nixdorf due to any agreement which you had such as a non-compete agreement, or it is subsequently determined that you have improperly disclosed any confidential, proprietary or trade secret information obtained from a past employer, then Diebold Nixdorf may withdraw your offer of employment or terminate the employment relationship.

We are excited about all the knowledge, experiences, and contributions you can bring to Diebold Nixdorf. We have put together a talented team of professionals and are convinced you will be an outstanding addition to the team.

Diebold Nixdorf 350 Orchard Ave NE P.O. Box 3077 North Canton, OH 44720 Phone +1 330 490-4000

We look forward to you joining the team!

Best regards,

/s/ Octavio Marquez
Octavio Marquez
President & Chief Executive Officer

Please indicate your acceptance to this offer below with your signature:

/s/ Thomas Timko	April 19, 2024
Thomas Timko	Date Signed

Diebold Nixdorf 350 Orchard Ave NE P.O. Box 3077 North Canton, OH 44720 Phone +1 330 490-4000